CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Gardner Lewis Investment Trust and to the use of our reports dated December 28, 2015 on the financial statements and financial highlights of The Chesapeake Core Growth Fund and The Chesapeake Growth Fund, each a series of shares of beneficial interest of Gardner Lewis Investment Trust. Such financial statements and financial highlights appear in the October 31, 2015 Annual Reports to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP
Philadelphia, Pennsylvania
March 18, 2016